Exhibit 99.1
FOR FURTHER INFORMATION:

AT FIRST MERCURY FINANCIAL:	AT FINANCIAL RELATIONS BOARD:
Allison J. Roelofs	Leslie Loyet
Manager — Corporate Financial Reporting	Investor Inquiries
(248) 358-4010	(312) 640-6672
aroelofs@firstmercury.com	lloyet@frbir.com
FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 31, 2007
FIRST MERCURY FINANCIAL CORPORATION ANNOUNCES
THIRD QUARTER 2007 FINANCIAL RESULTS
SOUTHFIELD, MI — October 31, 2007 — First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced results for the third quarter and nine months ended September 30, 2007.
Highlights for the third quarter include:
•	Premiums produced increased 24.2 percent from the third quarter of 2006 to $66.3 million

•	Annualized return on average stockholders’ equity of 20.9 percent

•	Total operating revenues increased 54.0 percent from the third quarter of 2006 to $51.7 million

•	Operating net income of $10.8 million

•	Diluted operating net income per share of $0.57

•	Combined ratio of 72.5 percent

•	Book value per share of $12.08, an increase of 21.0 percent year to date

•	Completion of a $20.0 million Trust Preferred Securities offering
“We had another strong quarter of premiums growth, profitability and return on average stockholders’ equity,” said Richard H. Smith, chairman and chief executive officer. “It has been a successful year since our initial public offering, and we are pleased that we were able to execute our growth strategy to meet our objectives. Our strong results continue to be driven by the successful management of our pipeline of opportunities and our underwriting discipline,” added Smith.
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For the three months ended September 30, 2007, premiums produced were $66.3 million, a 24.2 percent increase from premiums produced during the same period in 2006. For the nine months ended September 30, 2007, premiums produced were $208.7 million, a 21.1 percent increase from premiums produced during the same period in 2006. Premiums produced consists of all of the premiums underwritten by CoverX®, First Mercury’s licensed wholesale insurance broker, for which the Company takes underwriting risk. CoverX® produces and underwrites all of the Company’s business.
Total operating revenues for the three months ended September 30, 2007 increased 54.0 percent to $51.7 million compared to $33.6 million for the same period of 2006. Total operating revenues for the nine months ended September 30, 2007 increased 53.1 percent to $157.7 million compared to $103.0 million for the same period of 2006.
Net investment income earned during the three months ended September 30, 2007 was $4.4 million, up 78.2 percent from the same period of 2006. Net investment income earned during the nine months ended September 30, 2007 was $11.5 million, up 71.5 percent from the same period of 2006.
The combined ratio for the three months ended September 30, 2007 was 72.5 percent compared to 65.3 percent for the same period of 2006. The combined ratio for the three months ended September 30, 2007 includes a loss ratio of 50.7 percent and an expense ratio of 21.8 percent. These compare to a loss ratio of 49.1 percent and an expense ratio of 16.2 percent for the comparable period in 2006. The combined ratio for the nine months ended September 30, 2007 was 73.4 percent compared to 69.7 percent for the same period of 2006. The combined ratio for the nine months ended September 30, 2007 includes a loss ratio of 51.9 percent and an expense ratio of 21.5 percent. These compare to a loss ratio of 51.5 percent and an expense ratio of 18.2 percent for the comparable period in 2006. The anticipated increase in the expense ratio for the three and nine months ended September 30, 2007 is primarily attributable to the December 31, 2006 reinsurance cutoff transaction, as previously disclosed, and to the impact of purchasing less quota share reinsurance in 2007.
Operating net income for the third quarter 2007 was $10.8 million compared to $6.6 million for the same period of 2006. Operating net income for the three months ended September 30, 2006 includes interest expense of $1.4 million and amortization of debt issuance costs of $0.1 million, net of tax, on senior notes which were issued in August 2005 and repaid in October 2006 with proceeds from First Mercury’s initial public offering. Operating net income for the nine months ended September 30, 2007 was $30.8 million compared to $18.3 million for the same period of 2006. Operating net income for the nine months ended September 30, 2006 includes interest expense of $4.1 million and amortization of debt issuance costs of $0.3 million, net of tax, on senior notes which were issued in August 2005 and repaid in October 2006 with proceeds from First Mercury’s initial public offering.
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Smith concluded, “We remain focused on executing our growth strategy and delivering strong results during this increasingly competitive environment. Our underwriting-driven culture, specialty niche focus, and 34 year track record of success position us well to continue to deliver strong results. As such for all of 2007, we expect to deliver annual premiums produced growth in excess of 20 percent and we anticipate a return on average stockholders’ equity in excess of 20 percent.”
Conference Call Details
The Company will host a conference call on Thursday, November 1, 2007 at 11:00 a.m. Eastern Time to discuss third quarter results. The call can be accessed live by dialing 800-289-0743 or by visiting the Company’s website at www.firstmercury.com.
Investors may access a replay by dialing 888-203-1112, passcode 7133714, which will be available through November 8, 2007. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.
About First Mercury Financial Corporation
First Mercury Financial Corporation markets and underwrites specialty commercial insurance products, focusing on niche and underserved segments where the Company has underwriting expertise and other competitive advantages. During the Company’s 34 years of underwriting risks, First Mercury has established CoverX® as a recognized brand among insurance agents and brokers. As primarily an excess and surplus (E&S) lines underwriter, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to effectively underwrite such risks.
Non-GAAP Financial Measures
Operating net income and operating net income per share are non-GAAP financial measures, and management believes that investors’ understanding of core operating performance is enhanced by First Mercury’s disclosure of these financial measures. Operating net income consists of net income adjusted to exclude the impact of net realized gains (losses) on investments and taxes related to net realized gains (losses). Definitions of these items may not be comparable to the definitions used by other companies. Net income and net income per share are the GAAP financial measures that are most directly comparable to operating net income and operating net income per share.
Safe Harbor Statement
This release contains forward-looking statements that relate to future periods and includes statements regarding our anticipated performance. Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
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These risks, uncertainties and other important factors include, among others: our ability to maintain or the lowering or loss of one of our financial or claims-paying ratings; our actual incurred losses exceeding our loss and loss adjustment expense reserves; the failure of reinsurers to meet their obligations; our inability to obtain reinsurance coverage at reasonable prices; the failure of any loss limitations or exclusions or changes in claims or coverage; our lack of long-term operating history in certain specialty classes of insurance; our ability to acquire and retain additional underwriting expertise and capacity; the concentration of our insurance business in relatively few specialty classes; competition risk; fluctuations and uncertainty within the excess and surplus lines insurance industry; the extensive regulations to which our business is subject and our failure to comply with these regulations; our ability to maintain our risk-based capital at levels required by regulatory authorities; our inability to realize our investment objectives; and the risks identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ.
For more information on the Company, please visit the Company’s website at
www.firstmercury.com
Financial Tables Follow...
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First Mercury Financial Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands, except share and per share data)
Operating Revenue
Net earned premiums	$41,155	$26,947	$129,655	$83,804
Commissions and fees	5,825	3,716	15,384	12,479
Net investment income	4,359	2,446	11,523	6,717
Net realized gains (losses) on investments	355	467	1,117	(15)

Total Operating Revenues	51,694	33,576	157,679	102,985

Operating Expenses
Losses and loss adjustment expenses, net	20,886	13,224	67,328	43,186
Amortization of deferred acquisition expenses	7,570	3,546	23,866	12,638
Underwriting, agency and other expenses	4,914	2,493	14,257	9,872
Amortization of intangible assets	307	292	921	875

Total Operating Expenses	33,677	19,555	106,372	66,571

Operating Income	18,017	14,021	51,307	36,414
Interest Expense	1,054	2,840	3,022	8,235
Change in Fair Value of Derivative Instruments	295	335	275	(51)

Income Before Income Taxes	16,668	10,846	48,010	28,230
Income Taxes	5,622	3,920	16,493	9,959

Net Income	$11,046	$6,926	$31,517	$18,271

Net Income Per Share: (1)
Basic	$0.61	$1.42	$1.79	$3.69

Diluted	$0.59	$0.55	$1.71	$1.48

Weighted Average Shares Outstanding: (1)
Basic	18,036,168	4,220,045	17,601,271	4,206,556

Diluted	18,867,107	12,621,422	18,440,128	12,315,035

GAAP Underwriting Ratios:
Loss ratio	50.7%	49.1%	51.9%	51.5%
Expense ratio	21.8%	16.2%	21.5%	18.2%

Combined ratio	72.5%	65.3%	73.4%	69.7%

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First Mercury Financial Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands,
	except share and per share data)

ASSETS

Investments
Debt securities	$369,203	$260,323
Equity securities and other	4,228	3,184
Short-term	55,643	34,334

Total Investments	429,074	297,841
Cash and cash equivalents	30,242	14,335
Premiums and reinsurance balances receivable	35,629	46,090
Accrued investment income	4,116	2,931
Accrued profit sharing commissions	10,803	7,735
Reinsurance recoverable on paid and unpaid losses	88,726	69,437
Prepaid reinsurance premiums	52,221	10,377
Deferred acquisition costs	12,227	18,452
Deferred federal income taxes	33	—
Intangible assets, net of accumulated amortization	36,958	37,878
Other assets	11,248	7,857

Total Assets	$711,277	$512,933

LIABILITIES AND STOCKHOLDERS’ EQUITY

Loss and loss adjustment expense reserves	$256,002	$191,013
Unearned premium reserves	120,725	91,803
Long-term debt	67,013	46,394
Funds held under reinsurance treaties	28,780	—
Reinsurance payable on paid losses	7,527	2,877
Premiums payable to insurance companies	2,055	728
Deferred federal income taxes	—	1,642
Accounts payable, accrued expenses, and other liabilities	11,268	5,738

Total Liabilities	493,370	340,195

Stockholders’ Equity (1)
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 18,036,168 and 17,330,831 shares	181	174
Paid-in-capital	166,606	153,600
Accumulated other comprehensive loss	(255)	(761)
Retained earnings	51,973	20,323
Treasury stock; 92,500 shares	(598)	(598)

Total Stockholders’ Equity	217,907	172,738

Total Liabilities and Stockholders’ Equity	$711,277	$512,933

Book Value Per Share	$12.08	$9.98

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First Mercury Financial Corporation
Summary Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands)		(Dollars in thousands)

Gross Written Premiums:
Direct written premiums	$62,039	$49,472	$195,590	$160,452
Assumed written premiums	4,235	1,033	8,602	3,295

Gross written premiums	$66,274	$50,505	$204,192	$163,747

Net Written Premiums:
Net written premiums	$35,478	$23,987	$114,015	$77,924

Commissions and Fees:
Insurance underwriting commissions and fees	$2,226	$320	$6,161	$3,363
Insurance services commissions and fees	3,599	3,396	9,223	9,116

Total commissions and fees	$5,825	$3,716	$15,384	$12,479

Cash and Cash Equivalents:
Net cash provided by operating activities	$27,479	$10,770	$109,190	$42,828
Net cash used in investing activities	(24,927)	(22,983)	(126,151)	(43,640)
Net cash provided by (used in) financing activities	20,619	(137)	32,868	106

Net increase (decrease) in cash and cash equivalents	$23,171	$(12,350)	$15,907	$(706)

Operating Net Income: (2)
Net income	$11,046	$6,926	$31,517	$18,271
Adjust for Net realized gains and losses on investments, net of tax	(231)	(304)	(726)	10

Operating net income	$10,815	$6,622	$30,791	$18,281

Operating Net Income Per Share: (1)
Diluted	$0.57	$0.52	$1.67	$1.48

FOOTNOTES

(1)	Reflects 925 to 1 stock split that occurred on October 16, 2006 for all periods presented.

(2)	See discussion of use of non-GAAP financial measures above.
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